Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 30, 2025

to

INDENTURE

Dated as of October 29, 2020

Between

MPH ACQUISITION HOLDINGS LLC

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

5.750% SENIOR NOTES DUE 2028

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 30, 2025, among MPH Acquisition Holdings LLC, a Delaware limited liability company (“MPH” or “Issuer”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), under the Indenture, dated as of October 29, 2020 (as amended or supplemented prior to the date hereof, the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Issuer has issued its 5.750% Senior Notes due 2028 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Issuer has offered (the “Offer”) to exchange outstanding Notes for a portion of the Issuer’s (i) newly issued “Second-Out” 6.50% Cash & 5.00% PIK First Lien Notes due 2030, (ii) newly issued “Second-Out” 5.75% First Lien Notes due 2030 and (iii) newly issued “Third-Out” 6.00% Cash & 0.75% PIK First Lien Notes due 2031, pursuant to its Confidential Exchange Offer Memorandum and Consent Solicitation Statement (the “Offering Memorandum”), dated December 24, 2024;

WHEREAS, in connection with the Offer, the Issuer has requested that Holders of the Notes deliver their consents with respect to the deletion, modification, supplement or amendment of certain provisions of the Indenture, as described in the Offering Memorandum (the “Proposed Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuer and the Trustee may amend or supplement the Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with the Offer for the Notes);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 9.02 thereof) and have not withdrawn such consent;

WHEREAS, the Issuer has heretofore delivered, has caused to be delivered or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Issuer and Guarantors authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officer’s Certificate and the Opinion of Counsel described in Sections 9.06, 12.03 and 12.04 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.1       Amendments.

(a)	The Indenture is hereby amended by deleting in their entireties: Sections 4.03 (other than clause (f) thereof), 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16 and clauses (3) and (4) of Section 5.01(a). Each item deleted in the preceding sentence is to be replaced with “Intentionally Omitted.”

SECTION 1.2       Events of Default.

(a) Section 6.01(a) of the Indenture is hereby amended to state, in its entirety, the following:

“Section 6.01       Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body).

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for thirty (30) days or more in the payment when due of interest on or with respect to the Notes; or

(3) [Intentionally Omitted]

(4) [Intentionally Omitted]

(5) [Intentionally Omitted]

(6) the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due; or

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Guarantor that is a Significant Subsidiary in a proceeding in which the Company or any Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary; or

(iii) orders the liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for sixty (60) consecutive days;

(8) [Intentionally Omitted]

(b)  All references to Section 6.01(a) of the Indenture shall mean Section 6.01(a) as amended by this Supplemental Indenture.

SECTION 1.3       Conditions to Legal or Covenant Defeasance.

(a)	Section 8.04 of the Indenture is hereby amended to state, in its entirety, the following:

“Section 8.04         Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(a)            the Company must irrevocably deposit or cause to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay the principal of premium, if any, and interest due on the Notes to the date of maturity or redemption, as the case may be, of such principal, premium, if any, or interest on such Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the applicable Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the applicable Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

(b)            [Intentionally Omitted]

(c)            [Intentionally Omitted]

(d)            [Intentionally Omitted]

(e)            [Intentionally Omitted]

(f)             [Intentionally Omitted]

(g)            the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.”

(b)  All references to Section 8.04 of the Indenture shall mean Section 8.04 as amended by this Supplemental Indenture.

SECTION 1.4       Amendment of Definitions, Provisions and Cross-References. The Indenture is hereby amended by deleting any definitions, provisions and cross-references from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Sections 1.1, 1.2 and 1.3 hereof.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1       Effect of Supplemental Indenture. Except as amended hereby, all of the terms, conditions and provisions of the Indenture shall remain and continue in full force and effect and are hereby ratified and confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 2.2       Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.3       The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 2.4       Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 2.5       Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.6       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other Applicable Law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 2.7       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.8       Effectiveness. This Supplemental Indenture shall be effective when executed and delivered by the parties hereto; provided, however, that the amendments to the Indenture set forth herein shall not become operative unless and until the Notes representing at least a majority in the aggregate principal amount of the Notes outstanding and that were validly tendered (and not validly withdrawn) are accepted for exchange in the Offer and the applicable Exchange Consideration (as defined in the Offering Memorandum) is actually delivered pursuant to the Offer on the Settlement Date (as defined in the Offering Memorandum). The Issuer will notify the Trustee in writing (which may be by email) upon the Proposed Amendments becoming operative.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

MPH ACQUISITION HOLDINGS LLC

By:	/s/Travis Dalton
Name:	Travis Dalton
Title:	Chief Executive Officer

[Signature Page to Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Iris Munoz
	Name:	Iris Munoz
	Title:	Assistant Vice President

[Signature Page to Supplemental Indenture]